EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

BGC Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	3.750% Senior Notes Due October 1, 2024 (1)	Other (2)	(1)	(1)	(1)	(1)(2)	(2)

Fees to Be Pad	Debt	4.375% Senior Notes due December 15, 2025 (1)	Other (2)	(1)	(1)	(1)	(1)(2)	(2)

Fees to Be Paid	Debt	8.000% Senior Notes due May 25, 2028 (1)	Other (2)	(1)	(1)	(1)	(1)(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

(1)

This Registration Statement relates to offers and sales of an indeterminate amount of the Registrant’s 3.750% Senior Notes Due October 1, 2024, 4.375% Senior Notes due December 15, 2025 and 8.000% Senior Notes due May 25, 2028 (collectively, the “Notes”) in connection with ongoing market-making transactions in the Notes by and through affiliates of the Registrant.

(2)

Pursuant to Rule 457(q) under the Securities Act of 1933, as amended, no filing fee is required for the registration of an indeterminate amount of the Notes to be offered and sold in market-making transactions by affiliates of the Registrant.